Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060
Jeff Linton
Vice President – Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City announces June 10 CEO succession
Charles A. Ratner to become Chairman
David J. LaRue to become President and CEO
CLEVELAND, Ohio – March 1, 2011 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that President and CEO Charles A. Ratner will become Chairman of the Board, and will be succeeded as President and CEO by David J. LaRue, currently Executive Vice President and COO. The changes are a part of the company’s succession planning process and will be effective following Forest City’s annual meeting of shareholders on June 10, 2011.
Concurrent with the CEO succession, current co-chairmen Albert B. Ratner and Samuel H. Miller will each become co-chairman emeritus and will no longer serve on the board. Both will remain active in their respective areas of the business.
“David LaRue is an experienced and visionary leader with the broad strategic, operational and financial acumen to direct Forest City in the next phase of its growth and evolution,” said Ratner, 69. “In 25 years with the company, David has achieved a track record of performance and accomplishment in virtually every aspect of the business. Just as important, he exemplifies and embraces Forest City’s core values, including integrity, openness, community involvement, diversity and sustainability. All of these qualities make him uniquely suited to become our next chief executive. I look forward to my new role as chairman of the board, and to being a resource for, and partner with David. And we both look forward to continuing to work with Sam and Albert.”
LaRue, 49, commented, “I’m honored by the opportunity to lead such a special company. It is both extremely gratifying and extraordinarily humbling that Chuck, Albert, Sam and the rest of the board have entrusted this responsibility to me. During Chuck’s 16-year tenure as CEO, he has built on the legacy of his predecessors to strengthen and grow Forest City and to solidify the company’s reputation as one of the premiere franchises in the real estate industry. Today, having successfully come through some of the most difficult times in our history, we are poised to take advantage of improving conditions and renewed opportunity. I and the rest of the management team will continue to build on the foundation of the past to ensure the future success of Forest City, and preserve and sustain a values-based culture of empowerment and opportunity for associates.”
Ratner noted that LaRue will be the first chief executive in Forest City’s 90-year history, including 50 years as a publicly traded company, who is not related to the founding family. “David is the right leader at the right time for Forest City,” he said. “We know that in our business, family is more about shared values than about lineage. All of our senior executives, including family members in senior positions who will report to David, are enthusiastic and excited to have an experienced leader of his caliber as our incoming chief executive. The entire family remains deeply committed to Forest City’s future growth and success.”
David LaRue Background
LaRue joined Forest City in 1986 as a financial analyst and advanced through a series of positions of increasing responsibility in the company’s Commercial Group, including financial manager of the Tower City Center mixed-use property in Cleveland, vice president and later executive vice president of real estate operations, and president and COO of the Commercial Group. In March, 2010, he became executive vice president and chief operating officer at the corporate level, with companywide responsibility for all real estate operations. Prior to joining Forest City, LaRue was an internal auditor and financial analyst with The Sherwin-Williams Company.
LaRue is a member of the Board of Directors and Audit Committee Chair of U-Store-It Trust. Active in professional organizations as well as charitable and community activities, he is a Trustee of the International Council of Shopping Centers; a Trustee, member of the Executive Committee and Board President of the Friends of the Cleveland School of the Arts; a Trustee and member of the Finance Committee of the Lawrence School; and a member of the Board of Trustees of the Greater Cleveland Sports Commission.
LaRue received a bachelor’s degree in business/accounting from Wittenberg University. He and his wife, Cindy, and their children Tessa, Anna, Andre and Paul reside in Rocky River, Ohio, a Cleveland suburb.
About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $11.8 billion in total assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit http://www.forestcity.net.
Safe Harbor Language
Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.
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